Exhibit 10.30
THIRD AMENDMENT TO CREDIT AGREEMENT
     This Third Amendment to Credit Agreement (the “Third Amendment”) is made as of the 12 day of February, 2010 by and between Bank of America, N.A. (the “Lender”), a national banking association with offices at 100 Federal Street, Boston, Massachusetts 02110 and iRobot Corporation, a Delaware corporation with its principal place of business at 8 Crosby Drive, Bedford, Massachusetts 01730 (the “Borrower”) in consideration of the mutual covenants contained herein and benefits to be derived herefrom:
W I T N E S S E T H
     WHEREAS, the Lender and the Borrower, have entered into a certain loan arrangement, which loan arrangement is evidenced by, among other documents and instruments, a certain Credit Agreement dated June 5, 2007 (as amended, the “Agreement”);
     WHEREAS, Borrower and the Lender have agreed to amend certain terms and provisions of the Agreement all as set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lender and the Borrower hereby agree as follows:
     1. All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Agreement.
     2. The following definitions in Section 1.01 of the Agreement are hereby deleted in their entirety and replaced as indicated below:
          ““Applicable Rate” means a per annum rate equal to:
               (a) with respect to Base Rate Loans, 0%;
               (b) with respect to Libor Rate Loans and Letters of Credit, 2.0%.
     “Base Rate” means for any day a fluctuating rate per annum equal to the greater of the BBA LIBOR Daily Floating Rate or the Prime Rate of Lender plus fifty (50) basis points per annum. Interest shall be computed for the actual number of days which have elapsed, on the basis of a 360-day year. If the BBA LIBOR Daily Floating Rate is not available for any reason, then the rate will be determined by such alternate method as reasonably selected by Lender. If Lender determines that no adequate basis exists for determining the BBA LIBOR Daily Floating Rate or that the BBA LIBOR Daily Floating Rate will not adequately and fairly reflect the cost to Lender of funding the Loan, or that any applicable Law or regulation or compliance therewith by Lender prohibits or restricts or makes impossible the charging of interest based on the BBA LIBOR Daily Floating Rate and Lender so notifies Borrower, then until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, interest shall accrue and be payable on the unpaid principal balance of the Loan from the date Lender so notifies Borrower until the Maturity Date (whether by acceleration, declaration, extension or otherwise) at a fluctuating rate of interest per annum equal to the Prime Rate of Lender plus fifty (50) basis points per annum. If Lender ceases to exist or to establish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is then determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.
     “Commitment” means the obligation of the Lender to make Loans and L/C Credit Extensions hereunder in an aggregate principal amount at any one time not to exceed Forty Million ($40,000,000) Dollars, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Interest Period” means, as to each Libor Rate Loan, the period commencing on the date such Libor Rate Loan is disbursed or converted to or continued as a Libor Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in its Loan Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
“Maturity Date” means June 5, 2012.”
     3. The following definitions are added to Section 1.01 of the Agreement in alphabetical order:

     ““Adjusted EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus (a) the following to the extent deducted in calculating such Net Income: (i) interest charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) any extraordinary losses,including asset impairment charges and non-cash restructuring charges (v) non-cash charges related to compensation expense,including stock based compensation, and (vi) all expenses associated with merger and acquisition transactions completed within the applicable peroid up to a maximum of $500,000 of expenses per transaction minus (b) the following: (i) any extraordinary gains to the extent increasing Net Income and (ii) all non-cash items increasing Net Income for such period.
     “BBA LIBOR Daily Floating Rate” shall mean a fluctuating rate of interest per annum equal to the BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Lender from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.
     “EBIT” means earnings before interest and taxes all as determined in accordance with GAAP, consistently applied.
     “Interest Coverage” means the ratio of EBIT to interest expense.
     “Libor Rate” means for any Interest Period with respect to any Libor Rate Loan, a rate per annum determined by the Lender equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Lender from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Lender.
     “Libor Rate Loan” means a Loan that bears interest based on the Libor Rate.
     “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

“Net Income” shall mean net income as determined in accordance with GAAP.
     “Prime Rate” shall mean, on any day, the rate of interest per annum then most recently established by Lender as its “prime rate.” Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by Lender to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and Lender may make various business or other loans at rates of interest having no relationship to such rate.”
     4. Section 2.01 of the Agreement is hereby deleted in its entirety and replaced with the following:
     “2.01 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any borrowing, the Total Outstandings shall not exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. A Loan may be a Base Rate Loan or a Libor Rate Loan, as further provided herein.”
     5. Section 2.08 of the Agreement is hereby deleted in its entirety and replaced with the following:
     “2.08 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03 Borrower shall maintain on deposit with the Lender collected funds equal to the greater of: (a) fifty percent (50%) of total cash or cash equivalents of the Borrower available for investment up to a maximum of Forty Million ($40,000,000.00) Dollars; or (b) Ten Million ($10,000,000.00) Dollars (the “Compensating Balances”). If the Borrower fails to maintain the Compensating Balances, the Lender reserves the right to adjust the Applicable Rate to compensate the Lender for its loss of its required rate of return.”
     6. Section 2.09 of the Agreement is hereby deleted in its entirety and replaced with the following:
     “2.09 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.”
     7. Section 7.11 of the Agreement is hereby deleted in its entirety and replaced with the following:
“7.11 Financial Covenants.
     (a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than Ninety-Five Million ($95,000,000.00) Dollars.
     (b) Adjusted EBITDA. Commencing with the quarter ending March 31, 2010 permit Adjusted EBITDA to be less than Eight Million ($8,000,000.00) Dollars to be measured quarterly, on a trailing four quarters basis.
     (c) Interest Coverage. Commencing with the quarter ending March 31, 2010 permit the Interest Coverage ratio to be less than 2.5:1.0 measured quarterly, on a trailing four quarters basis.”
     8. Exhibit B of the Agreement is amended by the Second Amendment to Note of even date executed by the Borrower.
     9. The Borrower shall maintain the Lender as the Borrower’s primary depository institution.
     10. Any and all references in the Agreement to Eurodollar Base Rate, Eurodollar Rate or Eurodollar Rate Loans shall now be deemed to refer to Libor Rate or Libor Rate Loans.
     11. Except as expressly amended hereby, the remaining terms and conditions of the Agreement and all documents and instruments executed in connection therewith are hereby expressly ratified and confirmed.
     12. The Borrower acknowledges and agrees that it has no claims, counterclaims, off-sets, defenses or causes of action against the Lender through the dae of this Third Amendment with respect to amounts outstanding under the Agreement. To the extent such claims, counterclaims, off-sets, defenses and/or causes of action should exist, whether known or unknown, at law or in equity, the Borrower hereby WAIVES same and RELEASES the Lender from any and all liability in connection therewith.
     13. Miscellaneous.
a.	The Borrower shall execute and deliver to the Lender such additional documents, instruments, and agreements that the Lender may reasonably require in order to give effect to, and implement the terms and conditions of this Third Amendment.
b.	This Third Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original and all of which together shall constitute one instrument.

c.	This Third Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provision hereof.

d.	The Borrower shall pay on demand all reasonable documented costs and expenses of the Lender including, without limitation, reasonable documented attorneys’ fees in connection with the preparation, negotiation, execution and delivery of the Third Amendment.
     14. It is intended that this Third Amendment take effect as an instrument under seal as of the date first written above.

Witnessed by:	iROBOT CORPORATION

/s/ Paul Tavalone

	By:	/s/ John Leahy Name: John Leahy
Title: Chief Financial Officer
Signatures continued on next page

BANK OF AMERICA, N.A.
By:	/s/ Richard Macdonald
	Name:	Richard Macdonald
	Title:	Senior Vice President